SCM Trust 485BPOS

Exhibit 99(e)(2)

SCM TRUST

AMENDMEMT NO. 1 TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of July 13, 2020 (this “Amendment”) to the Amended and Restated Distribution Agreement dated as of February 8, 2018, (the “Agreement”), is entered into by and between SCM TRUST, a Massachusetts business trust, (the "Trust") and RFS PARTNERS, LP, a California limited partnership (the "Distributor").

WHEREAS, the Trust and the Distributor wish to amend the Agreement to reflect the current series of the Trust.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Appendix A to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

SCM TRUST	RFS PARTNERS, LP

Stephen C. Rogers	Stephen C. Rogers
President	President

APPENDIX A

LIST OF SERIES

ICON Consumer Select Fund

ICON Equity Fund

ICON Equity Income Fund

ICON Fixed Income Fund

ICON Health and Information Technology Fund

ICON Natural Resources Fund

ICON Utilities and Income Fund

Shelton BDC Income Fund

Shelton Emerging Markets Fund
Shelton International Select Equity Fund

Shelton Real Estate Income Fund

Shelton Tactical Credit Fund